Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, August 6, 2009 2:00 P.M. CDT

CASS TO STEP DOWN AS EXECUTIVE VICE PRESIDENT
OF A. H. BELO CORPORATION AT YEAR END

DALLAS – Newspaper publisher A. H. Belo Corporation (NYSE: AHC) announced that Donald F. (Skip) Cass, Jr., 43, one of the Company’s two executive vice presidents and Secretary, will depart at year end to pursue another senior-level management position in the media industry or related businesses. Cass’s responsibilities for A. H. Belo’s technology platform, Internet initiatives and business development activities will be distributed among members of the Company’s Management Committee, where he has served since A. H. Belo’s spin-off from Belo Corp. in February 2008. During the transition of these responsibilities, Cass will continue to oversee several specific initiatives on behalf of A. H. Belo’s chief executive officer, Robert W. Decherd.

In announcing Cass’s decision, Decherd said, “Skip Cass and I have worked closely together for more than half of his 22-year career at Belo Corp. and A. H. Belo. Skip’s breadth of knowledge at both the corporate and operating levels is unmatched within the Company, and we will all miss his management abilities, his strategic sense, and his interpersonal skills. As A. H. Belo adjusts to a smaller revenue base and more limited business development activity, it’s natural that Skip wants to move to an environment where his many skills can be fully utilized. We wish him the very best in this endeavor.”

Cass added, “I’ve had the good fortune to spend nearly my entire career working for one of the finest media companies in existence and throughout that time was given the opportunity to contribute in all aspects of the business including newspaper, television, online and corporate. While it is a difficult decision to leave an organization that has been so good to me both professionally and personally, my long-standing ambition has been to run a company with a significant media and online presence and the time is right to begin a transition that allows me to pursue that goal.”

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Cass Steps down as Executive Vice President
August 6, 2009
Page Two

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, senior vice president/Chief Financial Officer, at 214-977-2248.